Translation into English	Exhibit 3.103

3.103 Global Crossing Costa Rica, S.R.L. - Bylaws

Bylaws for GLOBAL CROSSING COSTA RICA, SOCIEDAD DE RESPONSABILIDAD LIMITADA, legal status ID three – one hundred two – three hundred thousand ninety five, are the following: ONE: NAME: Corporate name shall be GLOBAL CROSSING COSTA RICA, SOCIEDAD DE RESPONSABILIDAD LIMITADA, which translation into Spanish is “TRAVESÍA GLOBAL COSTA RICA SRL.”. Such name is a commercial name and it may be abbreviated as “Global Crossing Costa Rica, SRL.”. TWO: DOMICILE: domicile is located in San José, Sabana Norte, Edificio Torre La Sabana, Piso siete, province of San Jose, District of Mata Redonda, Central Town, exactly three hundred meters from the Electric Power Institute of Costa Rica (Instituto Costarricense de Electricidad) located at Ave. Las Americas. Company may establish affiliates and branches anywhere throughout the country or abroad and also move domicile according to corporate needs pursuant to agreement by Shareholders General Meeting. Enough evidence of such agreement shall consist of a relevant certificate issued on locus regit actum basis. Corporate domicile shall be established wherever General Meeting may consider relevant in accordance with provisions set forth in this section. THREE: PURPOSE: Corporate purpose shall consist of providing services related to export of traditional and non-traditional goods and general trade matters. For such purposes, Company may purchase; sell; give and receive assets as lease, pledge or, mortgage; encumber or sell; and otherwise sell personal property, real estates, manufacturing and trade marks, real and personal rights, and negotiate any kinds of securities, bonds and the like. Company may also represent domestic or foreign firms; enter into agreements with the State and Autonomous Entities, and engage in bids and tenders of any kind. Company may be part of other corporations and submit any bonds and sureties in favor of its partners or third parties provided that Company may get a financial profit. Finally, Company may enter into any kinds of acts and agreements related to a due corporate operation. FOUR: TERM: Corporate term shall last ninety nine years as of April the sixteenth, two thousand four. However, Company may be early dissolved pursuant to terms and conditions set forth in Trade Code. FIVE: STOCK CAPITAL: Stock capital shall amount to seven hundred thirty eight million five hundred four thousand seven hundred Colones. Such stock capital shall be represented by seven million three hundred eighty five thousand forty seven registered shares amounting one hundred colones each, fully subscribed and paid by shareholders. SIX: MANAGEMENT: Company shall be managed by three

Managers: a General Manager, a Financial Manager, and a Legal Manager. Such Managers shall be empowered as general attorneys-in-fact having no limitations whatsoever, pursuant to provisions set forth in Section 2053, Civil Code. They may act together or individually; substitute partially or completely their offices keeping or not their initial powers; revoke substitutions and make new ones. Manager positions shall last during the full Company term. SEVEN: INVENTORIES AND FINANCIAL STATEMENTS: On September 30th of each year, inventory and financial statements shall be submitted. Usual trade practices shall be applied for preparation thereof. EIGHT: GENERAL SHAREHOLDERS MEETING: A General Shareholders Meeting shall be held on an annually basis within three months after fiscal year closing and such meeting may be held in Company premises or abroad in any of the following cities: Miami, State of Florida, USA; Bermuda, city of Panama, Panama. Such meeting shall be filed with a balance sheet in accordance with Company’s accounting system. Asset values shall be estimated according to market prices up to date and doubtful credits shall be calculated at a probable price. Bad debts shall not appear in asset accounts. Call and quorum procedures shall be those stated in section 94, Trade Code. Previous call procedures may be disregarded provided that the whole stock capital bearers attend Shareholders Meeting. Shareholders Meeting shall be extraordinarily held at any time provided that Company’s General Manager should call for a meeting in order to know only two matters stated in such call and such Meeting may be held in Company’s premises or abroad in any of the following cities: Miami, State of Florida, USA; Bermuda, city of Panama, Panama. Meeting shall be extraordinarily held with no previous call provided that the whole stock capital bearers attend Shareholders Meeting. NINE: SHARES: Corporate shares may not be assigned without the previous express consent of all shareholders. The same rule shall be followed to add heirs or legatees of deceased shareholders. However, denied shareholders or legatees may file action before a court which shall render a final order on such addition. Said court shall consist of three company and shareholder independent members; one member shall be appointed by the Company, other by the interested party and the last one by Trade Chamber of Costa Rica (Cámara de Comercio de Costa Rica). TEN: LEGAL RESERVE FUND: A five per cent from net profits for each fiscal year shall be set aside to constitute a legal reserve fund. Such obligation shall stop whenever such fund may be equal to twenty per cent of Company’s stock capital. Remaining profits shall be proportionally distributed as dividends for each of the partners and they shall equally bear losses if any. ELEVEN: DISSOLUTION: If Company should be dissolved due to term expiration or a decision made by Shareholders Meeting, business liquidation shall proceed and be performed by a liquidator who shall bear such powers as stated in his/her appointment agreement. Should shareholders not agree to appoint such liquidator, a Judge of Civil Matters from corporate domicile shall appoint a liquidator. TWELVE: RESIDENT AGENT: If no Company representative shall reside in Costa Rica, Company shall hire a Resident Agent having relevant power to deal with company’s court and administrative notices. Resident Agent’s office shall last the whole Company’s corporate term and comply with the provisions set forth in paragraph 13, Section 18, Trade Code.